UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2011

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant’s telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2011, the Board of Directors of The Coca-Cola Company (the “Company”) elected Evan G. Greenberg as a Director of the Company, which filled an existing vacancy on the Board.  Mr. Greenberg was appointed to the Audit Committee, effective immediately following his election.

Mr. Greenberg will participate in The Coca-Cola Company Compensation and Deferred Compensation Plan for Non-Employee Directors, dated effective as of January 1, 2009 (the “Compensation Plan”), pursuant to which in 2011 he will be entitled to annual compensation of $175,000, of which up to $50,000 may be paid in quarterly installments in cash or deferred share units at Mr. Greenberg’s discretion and the remaining $125,000 will be paid in deferred share units. The Compensation Plan is described further on pages 35 to 39 of the Company’s proxy statement for its 2010 Annual Meeting of Shareowners filed with the Securities and Exchange Commission on March 5, 2010.

A copy of the Company’s press release announcing the election of Mr. Greenberg to the Board is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Related Person Transaction Disclosure

The related person transaction disclosure presented below is for the period from January 1 to December 31, 2010. On October 2, 2010, the Company completed its acquisition (the “CCE Acquisition”) of the North American operations of Coca-Cola Enterprises Inc. (“CCE”).  In connection with the CCE Acquisition, CCE was renamed Coca-Cola Refreshments USA, Inc. (“CCR”).  The disclosure includes amounts related to CCR for the period of October 2 to December 31, 2010.  Separate disclosure related to CCE is provided for the period of January 1 to October 1, 2010.

Mr. Greenberg is President, Chief Executive Officer and a Director of ACE Limited (ACE Limited, together with its subsidiaries, “ACE”).  ACE has provided insurance related products and services to the Company since 1986. ACE provides traditional insurance coverage where the Company seeks to transfer risk and fronting services where the Company seeks to retain risk. The Company renews its insurance coverage on an annual basis.  For the one-year period of November 1, 2009 to November 1, 2010, ACE was the primary insurer in the Company’s Directors’ and Officers’ (“D&O”) liability tower and the fiduciary liability tower and the only insurer for employed lawyers liability.  During this period, it also provided insurance coverage, but was not considered the primary insurer, for property insurance covering the Company’s plants and buildings. For the one-year period of November 1, 2010 to November 1, 2011, the Company changed its insurance coverage and ACE is no longer the primary insurer in the D&O liability tower, although it provides D&O liability coverage on an excess basis. Also, ACE no longer provides employed lawyers liability insurance but continues to provide the Company with primary coverage for fiduciary liability.  Since October 2, 2010, CCR is covered under the Company’s insurance policies. ACE also provides fronting services to the Company by issuing contracts for U.S. and international general and product liability insurance, U.S. workers’ compensation insurance and global property insurance on behalf of the Company. In 2010, the Company paid ACE approximately $3.0 million for insurance premiums and approximately $937,000 in fronting fees for property and casualty insurance premiums. From January 1 to October 1, 2010, CCE paid ACE approximately $576,000 for insurance premiums and other services in the ordinary course of business. In the opinion of management, the terms of the Company’s insurance coverage and fronting arrangements with ACE are fair and reasonable and as favorable to the Company as those that could have been obtained from unrelated third parties.

Item 9.01.  Financial Statements and Exhibits

(d)                                 Exhibits

99.1                           Press Release of The Coca-Cola Company, dated February 17, 2011, regarding Evan G. Greenberg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)

Date: February 17, 2011	By:	/s/ Geoffrey J. Kelly
Geoffrey J. Kelly
Senior Vice President and General Counsel